                              SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of
                the Securities Exchange Act of 1934 (Amendment No.)

     Filed by the Registrant /X/
     Filed by a party other than the Registrant / /

     Check the appropriate box:
     / /  Preliminary Proxy Statement
     / / Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     /X/  Definitive Proxy Statement
     / /  Definitive Additional Materials
     / /  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        First Place Financial Corporation
     ---------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


     ---------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

     Payment of Filing Fee (Check the appropriate box):

     /X/  No fee required
     / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11
          (1)  Title of each class of securities to which transaction applies:

               -----------------------------------------------------------
          (2)  Aggregate number of securities to which transaction applies:

               -----------------------------------------------------------
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               -----------------------------------------------------------
          (4)  Proposed maximum aggregate value of transaction:

               -----------------------------------------------------------
          (5)  Total fee paid:

               -----------------------------------------------------------

     / /  Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

               -----------------------------------------------------------
          (2)  Form, Schedule or Registration Statement No.:

               -----------------------------------------------------------
          (3)  Filing Party:

               -----------------------------------------------------------
          (4)  Date Filed:

               -----------------------------------------------------------

                         FIRST PLACE FINANCIAL CORPORATION
                                  100 E. BROADWAY
                           FARMINGTON, NEW MEXICO  87401

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                  TO BE HELD FRIDAY, APRIL 30, 1999 AT 10:30 A.M.


TO OUR SHAREHOLDERS:

     You are cordially invited to attend the Annual Meeting of the Shareholders of First Place Financial Corporation (the "Company"), to be held at the San Juan Country Club, 5775 Country Club Drive, Farmington, New Mexico, on Friday, April 30, 1999 at 10:30 a.m., local time, for the following purposes:

     1.   TO ELECT TWO DIRECTORS TO SERVE THREE-YEAR TERMS;

     2. TO TRANSACT SUCH OTHER BUSINESS AS MAY BE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

     The close of business on Friday, March 12, 1999 was fixed by the Board of Directors as the Record Date for the determination of the shareholders entitled to notice of, and to vote at the 1999 Annual Shareholders Meeting. In accordance with New Mexico law, a list of the Company's Shareholders entitled to vote at the 1999 Annual Meeting will be available for examination at the offices of the Company, 3rd Floor, 100 E. Broadway, Farmington, New Mexico, for ten business days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., and during the Annual Meeting.

     The Annual Meeting is expected to conclude before 12:00 noon. We hope you will attend the Annual Meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND, PLEASE IMMEDIATELY SIGN AND COMPLETE THE ENCLOSED PROXY DESIGNATION AND INSTRUCTION CARD ("PROXY") AND RETURN IT IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING. NO POSTAGE IS REQUIRED IF A PROXY IS MAILED IN THE UNITED STATES. IF A MAJORITY OF OUTSTANDING SHARES ARE NOT PRESENT AT THE MEETING EITHER IN PERSON OR BY PROXY, THE MEETING MUST BE ADJOURNED WITHOUT CONDUCTING BUSINESS, AND ADDITIONAL EXPENSE WILL BE INCURRED TO RESOLICIT THE SHAREHOLDERS FOR A NEW MEETING DATE.

     Sent to you with this Notice and the accompanying Proxy Statement is the Company's 1998 Annual Report to Shareholders, which contains the audited financial statements of the Company and certain other information about the Company and its operating results for 1998.


                                       BY ORDER OF THE BOARD OF DIRECTORS

Dated April 7, 1999

                                       /s/ JAMES C. BRADLEY
                                       Secretary of the Company

                         FIRST PLACE FINANCIAL CORPORATION

                                  PROXY STATEMENT
                                   APRIL 7, 1999

                                 TABLE OF CONTENTS

                                                                             Page
                                                                             ----
PROPOSAL FOR SHAREHOLDER ACTION - Election of Directors  . . . . . . . . . .  1
     Vote Required . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

GENERAL INFORMATION FOR SHAREHOLDERS . . . . . . . . . . . . . . . . . . . .  2
     Voting Securities . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
     Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

PRINCIPAL SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

MANAGEMENT OF THE COMPANY  . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     Occupations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
     Board and Committee Meetings. . . . . . . . . . . . . . . . . . . . . .  7
     Executive Officers  . . . . . . . . . . . . . . . . . . . . . . . . . .  8

COMPENSATION OF MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Director Compensation . . . . . . . . . . . . . . . . . . . . . . . . .  8
     Summary of Compensation To Certain Executive Officers . . . . . . . . .  9
     Stock Options and Similar Awards to Executive Officers  . . . . . . . . 10
     Retirement Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     Severance Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . 13
     Compensation Committee Report on Executive Compensation . . . . . . . . 13
     Compensation Committee Interlocks and Insider Participation . . . . . . 14

CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS . . . . . . . . . . . 15
     Credit Extensions . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     Compliance with Section 16 Reporting Obligations  . . . . . . . . . . . 15

COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK  . . . . . . . . . . . 15

INDEPENDENT PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . . 16

DEADLINE FOR SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . 16


PROPOSALS FOR SHAREHOLDER ACTION - ELECTION OF DIRECTORS

VOTE REQUIRED

   A majority of the share votes entitled to be cast at the Annual Meeting is required for a quorum at the Annual Meeting. In the election of Directors, the nominees receiving the highest number of votes will be elected. Holders of shares of the Company's Common Stock are entitled to one vote on each matter submitted to a vote at the Annual Meeting for each share held of record at the Record Date. Abstentions and broker non-votes will not be counted for or against the election of any nominee, although all shares represented at the meeting will be counted towards a quorum.

   If a Shareholder wishes to designate someone other than the designated Proxy Holders as his authorized agent to vote by proxy at the Annual Meeting, he may do so by crossing out the names of all of the designated persons printed on the proxy card and by writing in the name of another person or persons (not more than two (2)) to act as agent for the Shareholder in voting his shares. Such a special proxy designation signed by the Shareholder(s) must be presented at the Meeting by the person or persons designated on the card by the Shareholders.

   The cost of preparing, assembling, and mailing these proxy materials will be borne by the Company. This solicitation of proxies is being made by the Directors by mail, and may also be made by agents of the Company, in person, by telephone, or by mail. No additional compensation will be given to employees or Directors for such solicitation. Custodians of securities held for Shareholders of record (for example, banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding proxy materials to Shareholders.

   The Executive Committee of the Board serves as the nominating committee for the current Directors. Nominations for election as a Director also will be accepted from the floor by any Shareholder at the 1999 Annual Meeting. While no formal procedure exists with respect to nominations for Directors outside of the Annual Meeting other than through the function of the Executive Committee as the Board's own nominating committee, Shareholders are free to write to the Executive Committee, c/o Richard I. Ledbetter, Chief Executive Officer, P.O. Box 4540, Farmington, New Mexico 87499-4540, with any suggestions concerning nominations to the Board of Directors.

   The Bylaws of the Company provide for a Board of Directors of no fewer than 9 and no more than 13 members. Directors are elected by class to three-year staggered terms. There is one class with two (2) Directors and there are two classes with four (4) Directors each.

   The persons named below will be placed in nomination by the Board of Directors for election as Directors of the Company at the 1999 Annual Meeting, to serve a three year term or until their successors are elected and qualified:

                                       Ike Kalangis
                                       Jack M. Morgan

     ALL DULY SIGNED AND DELIVERED PROXIES WILL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES LISTED ABOVE IN THE ABSENCE OF CONTRARY DIRECTION. The Directors know of no reason why any nominee listed above may be unable to serve as a Director. If any nominee is unable to serve, the shares present at the 1999 Annual Meeting through proxies will be voted FOR the election of such other person(s) as the Board of Directors may nominate at the Annual Meeting, or the current Directors may conclude to reduce the number of Directors to be elected.

     If both nominees listed above are elected at the 1999 Annual Meeting, the composition of the new Board will be seven (7) Directors whose principal occupation or employment is and has been outside of the Company, and three
(3) Directors who are Executive Officers of the Company.

     Mr. Morgan was elected to his present term of office by a vote of the Shareholders at the 1996 Annual Meeting. Mr. Kalangis was elected as a Director of the Company in May 1998 by the Board of Directors.

OTHER BUSINESS

     Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxy Holders to vote according to their best judgement with respect to such other business and a duly signed and delivered proxy grants discretionary authority for them to do so.

GENERAL INFORMATION FOR SHAREHOLDERS

     This Proxy Statement is furnished by First Place Financial Corporation, a New Mexico corporation (hereinafter called the "Company"), to its shareholders in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held at the San Juan Country Club, 5775 Country Club Drive, Farmington, New Mexico 87402, on April 30, 1999 at 10:30 a.m., and at any and all adjournments thereof.

     This Proxy Statement and the enclosed form of proxy are being mailed to Shareholders beginning on or about April 7, 1999. Mailed together with this Proxy Statement is a copy of the Company's 1998 Annual Report to Shareholders. Shareholders who do not receive a copy of the 1998 Annual Report with this Proxy Statement, or who desire extra copies, should contact the Secretary of the Company at (505) 324-9523.

     A Proxy Designation and Instruction Form ("proxy") for your use in connection with the Annual Meeting is enclosed. You are requested to date and sign the enclosed proxy, and return it in the envelope provided.

VOTING SECURITIES

     The Board of Directors has fixed the close of business on March 12, 1999 as the Record Date for determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 2,170,372 outstanding shares of the Company's no par value common stock, held of record by approximately 636 Shareholders.

PROXIES

     Shares of Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted by the designated persons named on the proxies (the "Proxy Holders") FOR the election of each of the Director nominees and, in the discretion of the Proxy Holders as to any other matters which may properly come before the Annual Meeting. A Shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, or by filing with the Secretary of the Company, at the address of the principal executive offices of the Company set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

PRINCIPAL SHAREHOLDERS

     The following Table 1 provides information with respect to (i) the common stock ownership of any person known to the Company to be the beneficial owner of five percent (5%) or more of any class of the Company's voting securities as of the Record Date, (ii) all directors and certain named executive officers, and (iii) all directors and executive officers of the Company as a group.

                                     TABLE 1
                      PRINCIPAL SHAREHOLDERS OF THE COMPANY


                                                                                     Percent of
                Name and Address                      Beneficially Owned(1)    Common Stock Outstanding(2)
--------------------------------------------------    ---------------------    ---------------------------

First National Bank of Farmington
100 E. Broadway
Farmington, NM  87401                                       167,963(3)                    7.74

Richard I. Ledbetter                                         43,555(4)                    1.97

Robert C. Culpepper                                          35,636(5)                    1.61

Thomas C. Taylor                                             31,050(6)                    1.40

Marlo L. Webb                                                26,762(7)                    1.21

Roy L. Owen                                                  23,181(8)                    1.05

James D. Rose                                                19,433(9)                       *

Robert M. Goodman                                             4,700(10)                      *

J. Gregory Merrion                                            3,955(11)                      *

Jack M. Morgan                                                2,052(12)                      *

James C. Bradley                                              1,078(13)                      *

Ike Kalangis                                                    100(14)                      *

Directors and Officers as a Group (11 persons)              191,502(15)                   8.65


(1) Unless otherwise noted, the indicated owner has sole voting power and sole investment power.

(2) Shares issuable to an individual or group under stock options exercisable within 60 days of the Record Date are considered outstanding for the purpose of calculating the percentage of total outstanding Common Stock owned by such individual or group. Such shares are not considered outstanding for the purpose of calculating the percentage of total outstanding Common Stock owned by any other individual or group.

(3) Of the 351,762 shares, which the Trust Department of First National Bank of Farmington holds in various fiduciary capacities, it has sole voting power over 167,963 shares (7.74% of the total outstanding shares) and no voting or investment powers over the remaining 183,799 shares.

(4) Includes 18,422 shares owned jointly by Mr. Ledbetter and his wife as to which voting and investment powers are shared; 765 shares owned jointly by Mr. Ledbetter's three children as to which voting and investment powers are shared; 216 shares held in a self-directed IRA; 15,603 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date; and 3,461 shares in his account in the Company's Profit Sharing Plan.

(5) Includes 34,436 shares held jointly in a living trust of which Mr. Culpepper and his wife are co-trustees and share voting and investment powers and 1,200 options exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(6) Includes 10,128 shares owned jointly by Mr. Taylor and his wife as to which voting and investment powers are shared; 2,634 shares owned by Mr. Taylor's children; 4,385 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date; and 7,950 shares beneficially owned by Miriam M. Taylor and to which Thomas C. Taylor disclaims beneficial ownership.

(7) Includes 25,762 shares held in a living trust of which Mr. Webb and his wife are co-trustees and share voting and investment powers and 1,000 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(8) Includes 4,980 shares owned jointly by Mr. Owen and his wife as to which voting and investment powers are shared and 2,300 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(9) Includes 1,050 shares held in a trust of which Mr. Rose and his wife are co-trustees and to which voting and investment powers are shared; 150 shares held in a trust as to which his wife shares voting and investment powers; 450 shares held in a self-directed IRA as to which Mr. Rose does not exercise voting power; 12,806 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date; and 2,577 shares in his account in the Company's Profit Sharing Plan.

(10) Includes 1,978 shares held in a trust of which Mr. Goodman and his wife are co-trustees and share voting and investment powers and 2,722 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(11) Includes 100 shares held in a trust as to which Mr. Merrion exercises sole voting and investment powers; 2,655 shares held in a trust as to which his wife exercises sole voting and investment powers; and 1,200 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(12) Includes 852 shares owned jointly by Mr. Morgan and his wife as to which voting and investment powers are shared and 1,200 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(13) Includes 300 shares held by Mr. Bradley in a self-directed IRA; 628 shares held in his account in the Company's Profit Sharing Plan; and 150 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

(14) Includes 100 shares held jointly by Mr. Kalangis and his wife as to which voting and investment powers are shared.

(15) Includes 42,566 option shares exercisable within 60 days of the Record Date but which were unexercised as of the Record Date.

* Owns less than 1 percent.

MANAGEMENT OF THE COMPANY


BOARD OF DIRECTORS

     The business of the Company is managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies for the overall performance of the Company and for the election and compensation of officers of the Company. It is not, however, involved in managing the Company and its operating units on a day-to-day basis. The Board is kept advised of the Company's operations and results through regular written reports from, and discussions with, the Chief Executive Officer, the President, and other Executive Officers of the Company.

     The Board of Directors meets regularly during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Executive Officers responsible for significant operations or supervisory activities are regularly invited to meet with the Board of Directors to discuss their areas of responsibility.

     Set out in Table 2, below, are the two (2) nominees for election as directors and the eight (8) other directors whose terms expire in 2000 and 2001, including the age of each person as of December 31, 1998 and the positions each holds with the Company and its subsidiaries: First National Bank of Farmington ("FNBF"), Burns National Bank of Durango ("BNBD"), Western Bank, Gallup ("WBG"), and Capital Bank, Albuquerque ("CBA").

                                     TABLE 2
                               BOARD OF DIRECTORS

                                                 Director             Position with the Company
NOMINEES FOR ELECTION IN 1999           Age       Since                    and Subsidiaries
-----------------------------          -----     --------     ---------------------------------------------

Ike Kalangis                            61        1998         Director of Company and CBA

Jack M. Morgan                          74        1981         Director of Company and FNBF

CLASS OF 2000
-----------------------------

Robert S. Culpepper(2,3)                71        1983         Director of Company; Chairman of the Board
                                                               FNBF

J. Gregory Merrion(2,3)                 69        1975         Vice Chairman of the Board of Company and
                                                               FNBF

Roy L. "Bunky" Owen(2)                  50        1991         Director of Company and FNBF

Marlo L. Webb(1,2,3)                    74        1975         Director of Company and FNBF

CLASS OF 2001
-----------------------------

Robert M. Goodman                       54        1998         Executive Vice President and Chief Credit
                                                               Officer of Company; President of CBA.

Richard I. Ledbetter(3)                 61        1976         Chairman of the Board and Chief Executive
                                                               Officer of Company; Director FNBF; Director
                                                               BNBD; Director WBG; Director  CBA.

James D.Rose(3)                         55        1989         President and Chief Operating Officer of
                                                               Company; President and Director FNBF;
                                                               Director WBG; Director CBA.

Thomas C. Tayor(1)                      50        1991         Director of Company; Director FNBF;
                                                               Director WBG.


(1)  Member of Audit Committee

(2)  Member of Compensation Committee

(3)  Member of Executive Committee


OCCUPATIONS

Following are descriptions of each director's occupational history for at least the last five (5) years.

MR. KALANGIS is the immediate past Chairman, President and Chief Executive Officer of Boatman's Sunwest, Inc. Previously, he served as President of Sunwest Bank in Albuquerque and Chief Executive Officer of Sunwest holding company.

MR. MORGAN is an attorney-at-law in private practice in Farmington, NM.

MR. CULPEPPER is a retired insurance broker.

MR. MERRION is the retired chairman of Merrion Oil and Gas, an oil and gas exploration and production company in Farmington, NM.

MR. OWEN is President of Woods Insurance Services, Inc., a general insurance agency in Farmington, NM.

MR. WEBB is the Chairman of the Board of Webb Automotive Group, Inc., a new and used car dealership in Farmington, NM.

MR. GOODMAN is Executive Vice President and Chief Credit Officer of the Company and President of CBA. Prior to joining the Company, Mr. Goodman served as Senior Credit Policy Executive for NationsBank New Mexico; President of Sunwest Bank of Albuquerque and Chief Credit Officer for Boatman's Sunwest, Inc.

MESSRS. LEDBETTER AND ROSE are principally employed by the Company and FNBF in the positions set forth in Table 2.

MR. TAYLOR is a private investor and New Mexico Legislator.

BOARD AND COMMITTEE MEETINGS

     The Board of Directors held ten (10) regular meetings and one (1) special meeting during 1998. All Directors attended all of the meetings of the Board, except Mr. Goodman and Mr. Merrion, who each missed one (1) meeting.

     The EXECUTIVE COMMITTEE of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Company between Board of Directors meetings or when the Board cannot reasonably or timely be convened. The Executive Committee also serves as the Board's nominating committee for the election of Directors. The Executive Committee keeps regular minutes of its meetings and reports to the Board of Directors at the regular meetings of the Board. The Executive Committee met four (4) times during 1998 with all members present, except Mr. Taylor who attended three (3) meetings.

     The AUDIT COMMITTEE of the Board, which met six (6) times during 1998, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of audit procedures, the performance of the internal auditors and examiners, and accounting and compliance practices of the Company. All members of the Audit Committee attended all of the scheduled meetings.

     The COMPENSATION COMMITTEE administers the various incentive award and equity plans of the Company on behalf of the Board of Directors. The Compensation Committee also recommends compensation for the Executive Officers of the Company. The Compensation Committee met three (3) times during 1998. Mr. Owen attended all of the meetings, while Mr. Webb, Mr. Culpepper and Mr. Merrion each attend two (2) meetings.

EXECUTIVE OFFICERS

     Set forth below are the names, ages, and offices of all Executive Officers holding office as of the Record Date except biographical information for Messrs. Ledbetter (Chief Executive Officer) and Rose (President and Chief Operating Officer), which is set forth in Table 2 above. Executive Officers serve at the pleasure of the Board of Directors, although as disclosed later in this Proxy Statement, Messrs. Ledbetter, Rose and Goodman have entered into agreements governing the termination of their employment with the Company.

ROBERT M. GOODMAN, 54, is Executive Vice President and Chief Credit Officer of the Company and President of Capital Bank, Albuquerque.

JAMES C. BRADLEY, 53, is Secretary and Treasurer of the Company and Senior Vice President of First National Bank of Farmington.

COMPENSATION OF MANAGEMENT

DIRECTOR COMPENSATION

     Prior to October 1, 1998, Directors of the Company received a cash retainer of $200 per month and a $100 fee for attendance at each meeting of the Board of Directors. Additionally, non-officer Directors of the Company received $350 per Loan Committee, Compensation Committee and Audit Committee meeting attended, $300 per meeting attended for the Executive Committee and Loan Review Committee and $100 per meeting attended for all other Committees. All committee fees for Directors of the Company were paid by First National Bank of Farmington.

     Effective October 1, 1998, the Company revised its Director Compensation Schedule whereby Directors receive quarterly payments of $5,000 for their board membership. Those Directors of the Company who also serve as directors of one or more of the Company's subsidiary banks, receive no additional compensation from the subsidiary banks.

     These quarterly payments are the total amount of compensation due to Directors for all services performed including regular Board meetings, special Board meetings and committee meetings.

     Additionally, director fees paid by the Company and its subsidiaries to those directors who were also full-time employees of the Company were discontinued effective October 1, 1998. In lieu of receiving director fees, the Board approved a recommendation of the Compensation Committee to adjust those individuals' salaries by the approximate amount of Board fees they would have been paid. As a result of this action, Mr. Ledbetter, Mr. Rose and Mr. Goodman received increases in their annual salaries of $20,000, $20,000 and $12,000, respectively, effective October 1, 1998.

     Directors of the Company may enter into a compensation deferral agreement with the Company whereby the payment of retainers and fees otherwise receivable by a Director for service as a Director during a specified five-year period may be deferred and held in an account for the benefit of the Director which earns interest at a predetermined rate. Distribution, in the form of 120 monthly payments, begins at the later of the end of the five-year deferral period or age 65.

     The Directors also participate in one or more of the Company's three Non-Statutory Stock Option Plans. In 1998, each Director, who was not a full-time employee of the Company, was granted options on 200 shares of Company stock at an exercise price of $62.47 under the Second Non-Statutory Stock Option Plan. These options vest in one year from the date of the grant.
 No options were granted to Directors under the Company's other two stock option plans in 1998.

     Mr. Goodman and Mr. Kalangis, who live in Albuquerque, New Mexico, were reimbursed for direct out-of-pocket expenses incurred in attending the Company's Board of Directors meetings in 1998. The total amount of reimbursement was less than $2,000.

SUMMARY OF COMPENSATION TO CERTAIN EXECUTIVE OFFICERS

     Set out in Table 3, below, is a Summary Compensation Table showing the various elements of compensation paid during 1998 and during the previous two years to the Company's Chief Executive Officer and to the other Executive Officers whose compensation was in excess of $100,000 in 1998:

                                    TABLE 3
                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation
                                                -----------------------------  Shares Underlying      All Other
                                                Salary     Bonus(1)  Other(2)       Options         Compensation(3)
     Name and Principal Position        Year      ($)       ($)       ($)             (#)                ($)
-------------------------------------- ------  ---------- --------- --------- -------------------- -----------------
Richard I. Ledbetter                    1998    240,642    30,757    19,500            0                5,734
Chief Executive Officer of the
Company                                 1997    225,000    48,695    23,550         10,809             13,525

                                        1996    205,000    45,152    22,800            0               10,850

James D. Rose                           1998    214,654    30,757    19,500            0                5,432
President and Chief Operating
Officer of the Company and President    1997    200,000    41,285    23,550          9,618             21,866
of First National Bank of Farmington
                                        1996    185,000    40,637    22,800            0                9,554

Robert M. Goodman                       1998    180,785      0       2,100           8,166              5,432
Executive Vice President and Chief
Credit Officer of the Company and       1997      N/A       N/A       N/A             N/A                N/A
President of Capital Bank
                                        1996      N/A       N/A       N/A             N/A                N/A


(1) Bonuses are listed in the year earned and accrued, although such bonuses may be paid in the following year.

(2) Amounts shown are directors fees paid to the Executive Officer by the Company and its subsidiary banks.

(3) Amounts shown include contributions by the Company to the account of each of the named Executive Officers in the First Place Financial Corporation Profit Sharing Plan, a 401(K) plan open to all regular employees of the Company. The named Executive Officers were allowed to contribute up to 5.83% of their salary to this plan not exceeding the IRS limitation ($10,000 in 1998) and the Company contributed a matching amount equal to 25% of the first 4% of salary up to the limit specified in Code Section 401(a)(17) deferred by the Executive Officer. The amounts accumulating in the accounts under this plan are invested as directed by the Executive Officer in one of several investment choices, including a fund which invests solely in shares of the Company's Common Stock. Participants are immediately vested in the employer matching contributions to their account in this plan.

STOCK OPTIONS AND SIMILAR AWARDS TO EXECUTIVE OFFICERS

     Stock options have been awarded to certain named Executive Officers upon the recommendation of the Compensation Committee under either or both of the First Place Financial Corporation Nonstatutory Stock Option Plan ("NSO Plan") and the Third Nonstatutory Stock Option Plan ("Third NSO Plan"). Under the NSO Plan, the Company may grant key employees stock options and stock appreciation rights. This plan is geared to creating a unity of interest between management and the Shareholders in looking toward maximizing the share price of the Company's common stock. The purpose of the Third NSO Plan is to provide a means by which the Company, through the grant of stock options to eligible directors and officers, may attract and retain quality personnel and motivate these persons to exert their best efforts on behalf of the Company and the Shareholders. Tables 4, 5, and 6 below provide information concerning the exercise of options and similar awards by these Executive Officers during 1998:

                                    TABLE 4
                             OPTION GRANTS IN 1998

                             Number of         Percent of
                         Shares Underlying    Total Options                                        Grant Date
                         Options Granted(1)    Granted to    Exercise Price(2)  Expiration      Present Value(3)
          Name                  (#)            Employees       ($/Share)          Date                  ($)
----------------------------------------------------------------------------------------------------------------
Robert M. Goodman              8,166              100            66.13             01/01/06           12


(1)  The options were granted with respect to the Company's Third
Nonstatutory Stock Option Plan.

(2) The exercise price was the fair market value of the stock as of the date of grant, January 1, 1998.

(3) In accordance with SEC rules, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require certain assumptions to be made. The following assumptions were made for purposes of calculating the grant date value: stock price volatility at 12.5%, dividend yield at 3.08%, an expected term of eight years, and risk-free interest rate of 5.55%. The real value of the options in this table depend upon the actual changes in the market price of the Common Stock during the applicable period.

                                    TABLE 5
         OPTION/SAR EXERCISES BY CERTAIN EXECUTIVE OFFICERS DURING 1998
                       AND YEAR-END OPTION/SAR VALUES(1)

        NONSTATUTORY STOCK OPTIONS PLAN (WITH STOCK APPRECIATION RIGHTS)

                                                                                          Value of Unexercised
                                                               Unexercised                 in-the-Money Share
                              Shares                           Options/SARs                   Options/SARs
                             Acquired        Value     ---------------------------    ---------------------------
          Name              On Exercise     Realized   Exercisable   Unexercisable    Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------------------
Richard I. Ledbetter           3,000       $195,670      12,000            0           $793,080           $0
James D. Rose                  2,400        156,536       9,600            0            634,464            0


(1) The option price for all shares is $26.67 per share. At December 31, 1998, the average market price for a share of stock was $62.18, making the value of each option $35.51. The value of a SAR is equal to the sum of (i) the difference between the current formula price calculated as adjusted book value times 1.54 ($53.47) and the option price ($26.67) plus (ii) the cumulative increase in dividends declared versus the $.867 per share declared in 1992. For 1993, 1994, 1995, 1996, 1997 and 1998, this cumulative increase was $3.78, making the value of each SAR $30.58. The combined value of each option and accompanying SAR at December 31, 1998 was $66.09.


                                   TABLE 6
         OPTION/SAR EXERCISES BY CERTAIN EXECUTIVE OFFICERS DURING 1998
                        AND YEAR-END OPTION/SAR VALUES(2)

      THIRD NONSTATUTORY STOCK OPTION PLAN (WITHOUT STOCK APPRECIATION RIGHTS)

                                                                                          Value of Unexercised
                                                               Unexercised                 in-the-Money Share
                              Shares                           Options/SARs                   Options/SARs
                             Acquired        Value     ---------------------------    ---------------------------
          Name              On Exercise    Realized   Exercisable    Unexercisable   Exercisable    Unexercisable
--------------------------------------------------------------------------------------------------------------------
Richard I. Ledbetter             0            $0         3,603           7,206           $0              $0
James D. Rose                    0             0         3,206           6,412            0               0
Robert M. Goodman                0             0         2,722           5,444            0               0


(2) The option price is $65.50 per share issued to Mr. Ledbetter and Mr. rose and $66.13 per share issued to Mr. Goodman at December 31, 1998, the average market price for a share of stock was $61.84.

RETIREMENT BENEFITS

     The Company provides a RETIREMENT PLAN to its employees, including Executive Officers, that is funded by the Company. The following Table 7 illustrates the estimated annual retirement benefits payable upon retirement age under the current Retirement Plan.

                                    TABLE 7
                               RETIREMENT BENEFITS*
                                 (CURRENT PLAN)


 Career                                              Years of Service
Average     -----------------------------------------------------------------------------------------------
Earnings       15            20             25            30             35             40            45
--------    --------      --------       --------      --------       --------       --------      --------
$120,000    $ 24,850      $ 33,100       $ 41,350      $ 49,600       $ 57,850       $ 57,850      $ 57,850
 130,000      27,100        36,100         45,100        54,100         63,100         63,100        63,100
 140,000      29,350        39,100         48,850        58,600         68,350         68,350        68,350
 170,000      36,100        48,100         60,100        72,100         84,100         84,100        84,100
 200,000      42,850        57,100         71,350        85,600         99,850         99,850        99,850
 230,000      49,600        66,100         82,600        99,100        115,600        115,600       115,600
 260,000      56,350        75,100         93,850       112,600        131,350        131,350       131,350
 310,000      67,600        90,100        112,600       135,100        157,600        157,600       157,600
 360,000      78,850       105,100        131,350       157,600        183,850        183,850       183,850
 410,000      90,100       120,100        120,100       180,100        210,100        210,100       210,100


* Actual benefits will be the lesser of the amount calculated using actual career Average Earnings or the amount calculated using IRS limitations on salary which can be considered for benefit computation purposes.

     The Company also maintains an EXECUTIVE SUPPLEMENTAL INCOME PLAN which provides for payment to Messrs. Ledbetter and Rose (and their beneficiaries), who were covered by the Retirement Plan prior to the most recent restatement of the Plan effective January 1, 1990 and whose benefits under the most recent restatement of the Plan are less than they would have been prior to the restatement. The amount of the payment to each participant is based on the difference between the benefit to which they would have been entitled prior to the most recent restatement of the Plan and the benefit to which they are entitled under the current Plan. When applicable, the Plan may provide for payment to highly paid Executive Officers and their beneficiaries, that portion of benefits otherwise payable under the terms of the Retirement Plan but which cannot be paid by the Retirement Plan because of benefit restrictions imposed on the Retirement Plan by Section 415 of the Internal Revenue Code.

     The estimated retirement benefits shown in the above table are computed on a life only annuity basis.

     Compensation to the named Executive Officers for 1998 included in the earnings base for the purpose of calculating total retirement benefits as shown in Table 7 is equal to the career average salary including bonus. As of December 31, 1998, the credited years of service under the retirement plan for the Executive Officers named in Table 3 were 40 years for Mr. Ledbetter, 16 years for Mr. Rose, and 1 year for Mr. Goodman.

SEVERANCE AGREEMENTS

     Messrs. Ledbetter, Rose and Goodman have entered into agreements with the Company providing that in the event of a "change of control" of the Company, or the Executive Officer's previous employer, if different, if the Executive Officer is terminated without cause or if the Executive Officer's duties are significantly changed, he is entitled to a special compensation payment equal to three (3) multiplied by the Executive Officer's then base annual compensation. Such agreements were originally for three (3) year terms with automatic annual renewals for an additional one (1) year unless timely notice is given. During 1998, no such notices were given. These agreements also deal with any other termination of the employment of these officers with the Company, other than retirement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors consists of four
(4) non-employee Directors. The Committee meets one (1) or more times annually to review and determine matters pertaining to the compensation of the Executive Officers of the Company including the three (3) named Executive Officers in Table 3, above.

To the Shareholders of First Place Financial Corporation:

     The Compensation Committee annually reviews the elements of compensation for the Executive Officers of the Company and recommends to the Board of Directors the level of compensation for these Executive Officers for the following year. The Committee is provided with detailed information and proposals from management. The Committee's decisions are made within the context of a uniform structure and set of compensation principles which apply to all of the Company's Officers, including the Executive Officers subject to the Committee's review.

     Chief among these principles is that First Place Financial Corporation will provide total compensation opportunities that are competitive with those provided by comparable financial institutions and commensurate with First Place's overall performance. The three main elements of the compensation package are base salary, short-term (annual) incentives, and long-term incentives. Total compensation for Executive Officers can be described as consisting of an average or below-average base salary, an average annual cash incentive opportunity based on performance, and an above-average long-term equity-based incentive opportunity tied to increases in Shareholder value. The Committee believes that this compensation mix is in the best interests of the Shareholders and supports the business and financial objectives of the Company.

BASE SALARY. Each year the Company reviews relevant information regarding executive compensation in the banking industry. During 1998, the Company performed an analysis of the compensation paid in 1997 to executive officers of publicly traded banking companies with assets between $500 million and $1.0 billion. While the data are analyzed from a number of different perspectives, primary emphasis is given to compensation related to return on equity and return on assets. So long as the Company's performance in these two categories ranks in the top half, the Compensation Committee feels that the Chief Executive Officer's base salary should approximate the median for the group.

The base salaries for the other Executive Officers are set based upon the Committee's assessment of their respective contributions and worth to the Company. In times of excellent corporate performance, Executive Officers may receive substantial supplemental rewards through short-term and long-term incentives.

     CHIEF EXECUTIVE OFFICER SALARY ACTION. At Mr. Ledbetter's request, the Committee retained his base salary for 1999 at the same level he received in 1998.

     OTHER NAMED EXECUTIVE OFFICERS. The maximum pay raise received by the other Executive Officers was 4.3%.

SHORT-TERM INCENTIVES. All the named Executive Officers, as well as other officers and exempt employees, participate in the Company's Annual Profit Sharing Bonus Plan (APSBP) which is based upon each individual operating unit's return on equity. Mr. Ledbetter and Mr. Rose participated in the APSBP of First National Bank of Farmington while Mr. Goodman participated in the APSBP of Capital Bank, Albuquerque. Amounts actually received by Executive Officers are subject to the level of classified assets at year-end. For 1998, Mr. Ledbetter and Mr. Rose earned 70% of their computed bonus amount. Actual amounts paid to non-Executive Officer participants in the Plan are set by management based upon their assessment of relative individual performance.

     CHIEF EXECUTIVE OFFICER BONUS. Mr. Ledbetter was eligible for a payment equal to 10.5% of the bonus pool but actually received a payment equal to 7.3% of the bonus pool.

     OTHER NAMED EXECUTIVE OFFICERS. Mr. Rose was eligible for a payment equal to 10.5% of the bonus pool but actually received a payment of 7.3% of the bonus pool. Mr. Goodman did not receive a bonus payment for 1998.

LONG-TERM INCENTIVES. In 1998, the Committee awarded options on 8,166 shares under the Company's Third Nonstatutory Stock Option Plan to Mr. Goodman at an exercise price of $66.13.

     REPRICING OF OPTIONS. The Company has never repriced options. The Compensation Committee has no such intention at this time.

                                   Marlo L. Webb, Chairman
                                   Robert S. Culpepper
                                   J. Gregory Merrion
                                   Roy L. "Bunky" Owen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Members of the Compensation Committee have no interlocking relationships as defined in SEC Regulations.

     Messrs. Webb, Merrion, Owen, and Culpepper, the members of the Company's Board of Directors' Compensation Committee, through companies with whom each of these Directors is affiliated, had borrowings and similar credit transactions with one or more of the Company's subsidiary banks during 1998. Each of these transactions was done in the ordinary course of the subsidiary bank's lending business and on the same or substantially similar terms to other similar loan or credit transactions with unrelated persons, and did not involve more than the normal risks of collectibility or present other unfavorable features to the Company. Specifically, Messrs. Webb, Merrion, Owen, and Culpepper (and through their respective affiliated companies) each had credit extensions and/or credit commitments during 1998 in excess of $5,000 but less than $4,100,000.

CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS

CREDIT EXTENSIONS

    Most of the Directors and Executive Officers of the Company, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from one or more of the Company's subsidiary banks. During 1998, these persons, firms and corporations have had loan transactions with one or more of these banks, all of which were done in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features to the Company. Specifically, Messrs. Ledbetter, Morgan, Rose, and Taylor (or their affiliates) each had credit extensions and/or credit commitments during 1998 in excess of $5,000 but less than $200,000.

COMPLIANCE WITH SECTION 16 REPORTING OBLIGATIONS

     Each Director, Executive Officer, and beneficial owner of ten percent or more of the Common Stock of the Company is required under Section 16 of the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, the Company's equity securities. This is a personal obligation of the ten percent owners, Executive Officers and Directors.
Based on a review of the reporting forms provided to the Company by its Directors and Executive Officers, it appears that the following individuals did not timely file Form 4 during 1998: Messrs. Culpepper, Goodman, Kalangis, Ledbetter, Rose and Taylor each filed one Form 4 late, each of which had one reportable transaction; Messrs. Merrion, Owen and Webb filed two Form 4's late, each of which had one reportable transaction; and Mr. Morgan filed five Form 4's late, four of which had one reportable transaction and one which had two reportable transactions.

COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK

     Set out in Table 8, below, is a five-year comparison and graphic display of the relative performance of $100 invested on December 31, 1993 in the Company's Common Stock and the same amount invested on the same day in the S & P Major Regional Bank Index and the NASDAQ Composite Index:

                                    TABLE 8
              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
     BETWEEN FIST PLACE FINANCIAL CORPORATION, S & P MAJOR REGIONAL BANKS
                   INDEX AND NASDAQ COMBINED COMPOSITE INDEX

           Company/Index                 1993         1994         1995          1996         1997         1998
------------------------------------- ------------  -----------  -----------  -----------  -----------  -----------
First Place Financial Corporation         100.000      117.560      136.960      194.310      249.370      226.500
S & P Major Regional Banks Index          100.000       94.791      148.303      201.640      302.050      333.280
NASDAQ Composite Index                    100.000       96.800      136.340      167.746      204.892      287.105


(1) Total Return Assumes Quarterly Reinvestment of Dividends


                        5-YEAR CUMULATIVE MARKET INDEX
                                   [GRAPH]

     The Company's Common Stock is measured against the NASDAQ Composite Index and the S & P Major Regional Bank Index which trade on the New York Stock Exchange. The Company's Common Stock is quoted on the NASDAQ Bulletin Board but there is not an active market for the stock.

INDEPENDENT PUBLIC ACCOUNTANTS

    In June 1998, the Audit Committee of the Board of Directors of the Company approved the engagement of KPMG, LLP as the Company's principal auditors for the year ending December 31, 1998. A representative of KPMG will be in attendance at the Annual Meeting to make a statement on behalf of the firm if they so desire and to answer appropriate questions, if any, from Shareholders.

DEADLINE FOR SHAREHOLDER PROPOSALS

    If any Shareholder wishes to present a proposal for action at the 2000 ANNUAL MEETING of the Shareholders, the Shareholder must comply with applicable Securities and Exchange Commission Regulations, including adequate notice to the Company. Any proposal must be submitted in writing by Certified Mail--Return Receipt Requested, to First Place Financial Corporation, Attention: Secretary of the Company, P.O. Box 4540, Farmington, New Mexico 87499-4540, on or before December 26, 1999.

                                     PROXY CARD


                                  (FRONT OF CARD)


                                  PROXY DESIGNATION
                                 AND INSTRUCTION CARD

FIRST PLACE FINANCIAL CORPORATION                  THIS PROXY DESIGNATION AND
POST OFFICE BOX 4540                               INSTRUCTION IS SOLICITED BY
FARMINGTON, NEW MEXICO  87499                      YOUR BOARD OF DIRECTORS

     The undersigned shareholder of First Place Financial Corporation hereby appoints J. GREGORY MERRION, JACK M. MORGAN, AND ROY L. "BUNKY" OWEN, or _________________________________, or any one or more of them severally or jointly with full power of substitution, the attorneys and agents of the undersigned to vote as proxy with respect to all shares registered in the name of the undersigned, or which the undersigned would be entitled to vote, at the Annual Meeting of the Shareholders of First Place Financial Corporation to be held at the San Juan Country Club, 5775 Country Club Drive, Farmington, New Mexico, 87402, on Friday the 30th day of April, 1999 at 10:30 a.m., local time, and at all adjournments thereof, provided however, that such vote shall be specified below on the proposal more fully set forth in the First Place Financial Corporation Proxy Statement.

1.  ELECTION OF DIRECTORS       FOR ALL nominees listed below          / /
                                (except as marked to the contrary below)

                                WITHHOLD AUTHORITY TO VOTE    / /
                                for ALL nominees listed below

IMPORTANT
INSTRUCTIONS:   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                  IKE KALANGIS               JACK M. MORGAN

                                  (Continued and to be signed on the other side)

                                (BACK OF CARD)

    THE SHARES INDICATED ON THIS PROXY INSTRUCTION CARD, WHEN THIS CARD IS PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON THE PROXY CARD, THESE SHARES WILL BE VOTED FOR ALL OF THE LISTED NOMINEES FOR DIRECTORS.

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting

    PLEASE MARK, SIGN, DATE AND RETURN      The undersigned acknowledges receipt
    THIS PROXY INSTRUCTION CARD PROMPTLY    of the Proxy Statement and the 1998
    USING THE ENCLOSED ENVELOPE             Annual Report, and executes this
                                            Proxy Instruction Card.

                                       Dated:___________________________ , 1999
 P
 R
 O                                     ________________________________________
 X                                     Signature of Shareholder
 Y
                                       ________________________________________
                                       Signature of Shareholder

                                       NOTE: (a) Proxy instruction cards for
                                                 shares registered in the names
                                                 of joint tenants must be signed
                                                 by each of the joint owners or
                                                 by the survivor of them as
                                                 such.

                                             (b)  When signing as attorney,
                                                  executor, administrator, or
                                                  guardian, please give your
                                                  full title as such.

                                             (c)  Proxy instruction cards for
                                                  shares registered in the names
                                                  of trustees must be signed by
                                                  all trustees or by one trustee
                                                  as co-trustee for self and
                                                  other trustees.